Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sound Financial Bancorp pertaining to the Sound Financial, Inc. 2008 Equity Incentive Plan of our report dated March 23, 2012, relating to the consolidated financial statements of Sound Financial, Inc. and Subsidiary as of December 31, 2011 and 2010, and for the years then ended, which report is included in Sound Financial Bancorp’s prospectus filed with the Commission on July 9, 2012 pursuant to Rule 424(b) (File No. 333-180385).

/s/ Moss Adams LLP

Everett, Washington
October 1, 2012